Exhibit 99.1

Orchard Supply Hardware Stores Corporation Reports Second Quarter

Fiscal 2012 Financial Results

San Jose, CA – Business Wire – September 10, 2012 – Orchard Supply Hardware Stores Corporation (Nasdaq:OSH), a neighborhood hardware and garden store focused on paint, repair and the backyard, today announced financial results for the second quarter of fiscal 2012 ended July 28, 2012.

Second Quarter Fiscal 2012 Financial Results

•	Second quarter net sales were $194.1 million compared to $196.4 million in the prior year period. Comparable store sales(1) for the quarter increased 0.9%.

•

Net loss in the second quarter of fiscal 2012 was $26.7 million compared to net income of $3.9 million in the second quarter of fiscal 2011. Net loss in the 2012 quarterly period includes $26.8 million of non-cash charges comprised of $18.4 million related to the establishment of a valuation allowance for the Company’s deferred tax assets; $7.2 million of store impairment charges; and the write-off of $1.2 million of unamortized transaction costs associated with the pay-off of the Company’s Real Estate Secured Term Loan.

•

Non-GAAP Adjusted EBITDA for the quarter was $14.9 million compared to $19.7 million in the second quarter of fiscal 2011. Adjusted EBITDA for the quarterly period includes approximately $1.6 million of incremental costs associated with the effect of having transitioned to a publicly traded company independent from Sears Holdings Corporation and approximately $0.7 million of rent associated with sale-leaseback properties owned by the Company in the prior year period and for which the Company did not pay rent. (see “Non-GAAP Financial Measures” below for a discussion of this non-GAAP measure and reconciliation to its most directly comparable GAAP financial measure and further information on its uses and limitations).

•

The Company further reduced long-term debt during the second quarter. As of July 28, 2012, total debt was $170.6 million compared to $254.2 million at July 30, 2011. Subsequent to the close of the second quarter, the Company paid down an additional $7.6 million of debt.

Mark Baker, President and Chief Executive Officer, stated, “We are pleased to have generated positive comp store sales in an economically challenging and highly competitive promotional environment. We continue to make progress against our initiatives to reposition the business, strengthen our financial condition and drive profitable long-term growth. During the period, we monetized Orchard assets through a sale-leaseback transaction on six stores, which provided us with added resources to further reduce debt and invest in our new store format. Most recently, we signed a non-binding commitment letter to refinance our Senior Secured Credit Facility and we’re exploring options to refinance our long-term debt.”

Baker added, “We remain on track with our plans to open three new stores and remodel six Orchard locations in fiscal 2012. On September 1st, we opened our second new store this year in Torrance, California and expect to have 12 new and remodeled locations operating under the new format by the end of fiscal 2012.”

Balance Sheet and Cash Flow

As of July 28, 2012, inventories totaled $174.4 million compared to $162.3 million at July 30, 2011. Cash and cash equivalents at the end of the second quarter were $33.9 million. The Company generated $11.8 million of cash from operations during the second quarter of fiscal 2012. As of quarter-end, total long-term debt and capital lease obligations was $219.2 million, excluding $7.6 million in debt repayment that occurred subsequent to the close of the quarter. As previously announced, on July 27, 2012, the Company completed a sale-leaseback transaction for six properties, generating gross proceeds of $42.8 million. Approximately $25.2 million of the net proceeds from the sale-leaseback transaction were used to pay-off the Company’s Real Estate Secured Term Loan in its entirety during the quarter, while approximately $7.6 million of the balance of the net proceeds were used to pay-down the Company’s Senior Secured Term Loan in August 2012.

Fiscal 2012 Outlook

Based on the challenging macroeconomic environment and the timing of the impact of our repositioning initiatives, the Company does not have sufficient visibility at this time to reaffirm its previously issued guidance for positive comparable store sales on a 52-week basis in fiscal 2012. The Company continues to expect to open a total of three new stores in fiscal 2012 and remodel up to six existing Orchard locations.

Conference Call Information

The Company will host a conference call on Monday, September 10, 2012 at 1:30 p.m. pacific time/4:30 p.m. eastern time. Mark Baker, Chief Executive Officer and Chris Newman, Chief Financial Officer, will discuss second quarter fiscal 2012 financial results, as well as the Company’s outlook for fiscal 2012, followed by a Q&A session. To listen to the call, please dial (800) 659-1966 and provide passcode 84626748. A telephone replay will be available from September 10, 2012 at approximately 3:30 p.m. pacific time/6:30 p.m. eastern time through September 17, 2012. To access the replay, please dial (888) 286-8010 and enter passcode 88664613. The call will also be broadcast live at http://ir.osh.com and will be archived on the web site for 90 days.

Footnote

(1) Comparable store sales are calculated using sales of stores open at least twelve months and exclude E-commerce. Additionally, and because of an agreement the Company entered into with Sears Holdings Corporation on October 26, 2011 whereby the Company now sells appliances on a consignment basis and receives commission income for sales of such appliances and related protection agreements, comparable store sales also exclude approximately $4.5 million of net sales of Sears branded appliances in the second quarter of fiscal 2011 and approximately $0.4 million of commission income in the second quarter of fiscal 2012.

About Orchard

Orchard Supply Hardware Stores Corporation is a neighborhood hardware and garden store focused on paint, repair and the backyard. Founded as a purchasing cooperative in San Jose in 1931, today the stores average 44,000 square feet of enclosed retail space and 8,000 square feet of exterior nursery and garden space, carrying a broad assortment of merchandise for repair, maintenance and improvement needs for the home and backyard. As of July 28, 2012, the Company had 88 stores in California.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “guidance”, “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “intend”, “target”, “projects”, “estimates”, “plans”, “forecast”, “is likely to”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including the statements made under the caption “Fiscal 2012 Outlook” and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales	$194,053	$196,437	$349,057	$360,205

Cost of sales and expenses:
Cost of sales (excluding depreciation and amortization)	129,596	130,596	232,521	239,237
Gross Margin	64,457	65,841	116,536	120,968
Selling and administrative	57,458	46,257	103,318	90,256
Depreciation and amortization	7,532	7,504	15,371	14,667
Gain on sale of real property	—	—	(630)	—

Total cost of sales and expenses	194,586	184,357	350,580	344,160

Operating (loss) income	(533)	12,080	(1,523)	16,045
Interest expense, net	7,763	5,517	14,328	11,071

(Loss) income before income taxes	(8,296)	6,563	(15,851)	4,974
Income tax expense	18,431	2,672	15,385	2,073

Net (loss) income	$(26,727)	$3,891	$(31,236)	$2,901

(Loss) income per common share attributable to stockholders:
Basic and diluted (loss) income per share	$(4.44)	$0.65	$(5.19)	$0.48
Basic and diluted weighted average common shares Outstanding	6,021	6,010	6,016	6,011

ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,918	$8,148	$10,596
Restricted cash	—	556	554
Merchandise inventories	174,442	157,671	162,326
Deferred income taxes	2,094	14,129	17,221
Prepaid expenses and other current assets	18,753	13,228	12,199

Total current assets	229,207	193,732	202,896
PROPERTY AND EQUIPMENT, NET	195,802	210,362	263,588
INTANGIBLE ASSETS	130,920	133,916	141,744
DEFERRED FINANCING COSTS AND OTHER LONG-TERM ASSETS	8,621	8,493	4,803

TOTAL	$564,550	$546,503	$613,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Merchandise payables	$74,463	$54,410	$54,041
Accrued expenses and other liabilities	53,545	44,508	50,139
Current portion of long-term debt and capital lease	15,527	8,269	11,711
Deposits from sale of real property	22,490	21,471	—

Total current liabilities	166,025	128,658	115,891
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	211,269	254,152	310,532
LONG-TERM DEPOSITS FROM SALE OF REAL PROPERTIES	41,495	—	—
OTHER LONG-TERM LIABILITIES	38,719	29,286	18,029
DEFERRED INCOME TAXES	51,459	48,108	67,490

Total liabilities	508,967	460,204	511,942

Total stockholders’ equity	55,583	86,299	101,089

TOTAL	$564,550	$546,503	$613,031

Non-GAAP Financial Measures

In addition to our net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs;

•	Management considers gain/loss on the sale of assets to result from investing decisions. Asset impairments and equity compensation expenses are excluded as they are non-cash charges; and

•	Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period.

The Company’s definition of Adjusted EBITDA is further adjusted (“Adjusted EBITDA, As Adjusted”) to show the cost impact associated with having transitioned to a publicly traded company independent from Sears Holdings Corporation on December 30, 2011 and rent associated with sale-leaseback properties that were owned by the Company in the prior year period and for which the Company did not pay rent. These further adjustments are made to provide a comparison of financial performance for the second quarter of fiscal 2012 to the second quarter of fiscal 2011 and the 26-week period ended July 28, 2012 to the 26-week period ended July 30, 2011 on a more consistent basis by adding back to Adjusted EBITDA these categories of costs associated with recent significant operating and structural changes. Adjusted EBITDA, As Adjusted, is not a measurement determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income (loss) as an indicator of financial performance. Each non-GAAP financial measure used as presented may not be comparable to other similarly titled measures used by other companies. For a reconciliation of net income (loss) to these non-GAAP financial measures, see the notes and related tables below.

	13 Weeks Ended		26 Weeks Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net (loss) income	$(26,727)	$3,891	$(31,236)	$2,901
Interest expense, net	7,763	5,517	14,328	11,071
Income tax expense (1)	18,431	2,672	15,385	2,073
Depreciation and amortization	7,532	7,504	15,371	14,667
Net loss on sale of real property and impairment of assets	7,428	12	7,625	97
Stock-based compensation	317	64	520	210
Other significant items	139	—	432	(193)

Adjusted EBITDA	$14,883	$19,660	$22,425	$30,826

Sale-leaseback rent (2)	$743	$—	$1,392	—
Transition costs (3)	1,555	—	3,330	—

Adjusted EBITDA, as Adjusted	$17,181	$19,660	$27,147	$30,826

(1)The Company recorded a non-cash charge of $18.4 million to income tax expense in the 13 weeks ended July 28, 2012 related to the establishment of a valuation allowance for its deferred tax assets.

(2) Adjusted EBITDA, As Adjusted, for the second quarter and 26-week period ended July 28, 2012 excludes $0.7 million and $1.4 million, respectively, of rent expense that was not included in the comparable periods of fiscal 2011 as a result of sale-leaseback transactions. Rent expense is included in cost of sales.

(3) Second quarter 2012 Adjusted EBITDA, As Adjusted, excludes approximately $1.6 million of incremental costs associated with the effect of having transitioned to a publicly traded company independent from Sears Holdings Corporation on December 30, 2011, as compared to the same prior year period. Approximately $1.3 million of these costs are included in selling and administrative expenses and approximately $0.3 million of these costs are included in cost of sales. For the 26-week period ended July 28, 2012, Adjusted EBITDA, As Adjusted, excludes approximately $3.3 million of incremental costs associated with the effect of having transitioned to a publicly traded company independent from Sears Holdings Corporation on December 30, 2011, as compared to the same prior year period. Approximately $2.8 million of these costs are included in selling and administrative expenses and approximately $0.5 million are included in cost of sales.

Investor Relations Contact:

Christine Greany

The Blueshirt Group

858-523-1732

christine@blueshirtgroup.com